Exhibit 10.1

September 23, 2013 REVISED

Mark Strong

922 County Road I West

Shoreview, MN 55126

Dear Mark:

We are pleased to offer you a position with HeartWare, Inc. (together, the “Company” or “we” or “us”) on the terms and conditions set out below:

1.	Position. Your title will be Vice President, Research & Development of the Company. As such, you will be responsible, among other things, for the leadership of the Company’s product development group. In this role you will be responsible for providing technical and managerial leadership related to product development of mechanical, electrical systems and associated sustaining engineering. You will manage the early identification and retirement of technical and project management risks associated with product commercialization, product enhancements for customer satisfaction, and business sustaining projects. Other responsibilities include the establishment and implementation of tactical and strategic development plans, development and control of product specifications for internal and external manufacturing, and ensuring compliance with the Company’s Design Control Standard Operating Procedures. You will report directly to the Chief Executive Officer of the Company, and shall provide such other services as may be requested by the Chief Executive Officer or the Board of Directors of the Company, consistent with your position. Your usual place of business will be at the Company’s offices in Framingham, Massachusetts but you will also be expected to visit the engineering team in Miami Lakes, Florida on a regular basis. You understand and agree that the Company may from time to time require you to travel to and work at other locations. We expect your commencement date to be September 30, 2013 (“Commencement Date”).

2.	Compensation. Your base salary shall be at the annual rate of $250,000, payable in accordance with the Company’s payroll policies as from time to time in effect (“Base Salary”). Your Base Salary will be reviewed annually by the Board and may be adjusted by the Board in its discretion.

3.	Annual Bonus. You are eligible to participate in an annual cash bonus program established from time to time by the company based on your performance (which may be measured by specific individual and corporate goals), targeted at 35% of your salary and as determined by the Company in its discretion. The Company shall pay the annual cash bonus for a calendar year, if at all, on or after January 1st, but by no later than March 15th, of the next year. No annual cash bonus is guaranteed. Payment of all annual bonuses rests in the sole discretion of the Company regardless of the achievement of pre-specified goals, and you must be employed with the

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

Company on the payment date in order to be eligible to receive any such annual bonus. During your first year of employment, if your start date is between April 1st and September 30th you will be eligible for a prorated bonus based on the number of days you are actually employed by the Company during the year, however if your start date is after September 30th you will not be eligible for a bonus.

4.	In addition, you will receive a one-off bonus of $50,000.00 (fifty thousand dollars), payable within 90 days of your commencement so long as you continue to be employed by the Company at that date and contingent to a hire date of September 30, 2013 or before.

5.	Equity Award.

a.	The Company will recommend to the Board of Directors of HeartWare International, Inc. (the “Parent”) that you be granted 12,000 restricted stock units. Restricted stock units represent the Company’s commitment to issue to you that number of shares of common stock upon the satisfaction of specified terms and conditions.

b.	The Company will also recommend to the Board of Directors of Parent that you be granted nonqualified options to purchase 5,000 shares of Parent common stock at an exercise price equal to the closing price of Parent common stock reported on NASDAQ on the later of the Commencement Date or the date the Board of Directors approves the grant (the “Grant Date”).

Both the restricted stock units and the options would vest in four equal installments on each of the first four anniversaries of the Commencement Date and on such other terms and conditions as the Board shall determine in its sole discretion at the time of grant generally consistent with past practice. Vesting of these securities shall be subject to you continuing to be employed by the Company as of an anniversary date.

6.	Relocation. To assist you with the relocation of your family to Massachusetts, the Company agrees to reimburse you for the following:

•	Customary home sale closing costs to include broker fees;

•	Customary home purchase closing costs to include broker fees;

•	Reasonable moving expenses paid to an outside moving company for transportation of the household goods from your home in Minnesota to your residence in Massachusetts;

•	Reasonable spousal travel expenses incurred for one (1) house hunting trip;

•	Reasonable and customary travel expenses (airfare, rental, meals) for up to 60 days until family relocation complete;

•	If necessary up to 60 days of temporary housing and storage of household goods.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

Should you voluntarily resign or are terminated by the Company for Cause within twelve (12) months of your Commencement Date, you will be obligated to repay a portion of the total relocation expense reimbursement. The portion to be repaid will be calculated as follows:

•	Departure within 6 months of hire: 100% repayment

•	Departure within 7 to 12 months of hire: percentage of repayment to be prorated based upon number of full months employed with the Company

7.	Vacation, Insurance and Benefits; Expenses.

a.	You shall be entitled to all legal holidays recognized by the Company, and 20 days of paid vacation per annum. Any unused vacation shall be subject to Company policy as from time to time in effect. Vacation days for the first fiscal year of your employment will be prorated from the Commencement Date.

b.	You shall be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for its employees of your level, all as determined by the Board in its discretion. You shall also be eligible to participate in any employee benefit programs that the Board may establish for Company employees generally, including but not limited to health insurance, 401(k) Plan and equity incentive plans. The Company’s employee benefit programs will be discussed during your orientation.

c.	The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company’s expense reimbursement policy as from time to time in effect.

8.	Severance Pay.

a.	If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) other than in connection with a Change in Control (as described below), and subject to the notice and release requirements described below, the Company shall pay, beginning within 15 days after your termination of employment, (i) your Base Salary for a period of 6 months, payable in accordance with the standard payroll practices then in effect for active senior executives; and (ii) the employee portion of your COBRA continuation coverage (to the extent that you elect coverage) for a period of 6 months or, if earlier, until you become entitled to participate in another employer’s health plan.

b.	If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) coincident

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

with or within 18 months after a Change in Control (as defined below), and subject to the notice and release requirements described below, the Company shall cause to be paid, on or beginning within 15 days after your termination of employment, (i) a lump-sum cash payment in an amount equal to one times your Total Salary; and (ii) the employee portion of your COBRA continuation coverage (to the extent that you elect coverage) for a period of 12 months or, if earlier, until you become entitled to participate in another employer’s health plan. The severance pay provided under this Section 6(b) shall supersede, and not be in duplication of, the severance pay provided under Section 6(a). “Total Salary” means your then current Base Salary plus the most recent amount paid to you as your Annual Bonus, provided that for purposes of this Section 6(b) your 2013 Annual Bonus shall not be prorated and prior to the payment of your 2013 Annual Bonus your target 2013 Annual Bonus shall be deemed to be the most recent amount paid to you as your Annual Bonus.

c.	“Cause” means your: (i) material or persistent breach of this letter agreement; (ii) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings you, the Board, the Company or any affiliate into disrepute; (iv) neglect of or negligent performance of your duties under this letter agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties under this letter agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties under this letter agreement; (vii) repeated failure to comply with the lawful directions of your immediate supervisor or the Board that are not inconsistent with the terms of this letter agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company or any affiliate into disrepute. In order for the Company to terminate your employment for Cause under any of clauses (i), (iv), (vi) or (vii) in the preceding sentence, the Company must provide you with written notice of its intention to terminate employment for Cause and describing the acts or omissions upon which such termination for Cause is based, and you shall be provided a 30-day period from the date of such notice within which to cure or correct such acts or omissions if they are reasonably susceptible of cure or correction.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

d.	“Good Reason” means the occurrence of any of the following without your consent:

i. a material diminution in your Base Salary;

ii. a material diminution in your authority, duties, or responsibilities;

iii. a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of the Board;

iv. a material diminution in the budget over which you retain authority; or

v. any other action or inaction that constitutes a material breach by the Company of any agreement under which you provide services.

Notwithstanding the above, no “Good Reason” exists unless (I) you notify the Company in writing within 90 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (II) you terminate employment by no later than 2 years after the initial existence of any condition listed above.

e.	A “Change in Control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code:

i. Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of the Parent;

ii. Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Parent that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, the Parent immediately prior to the initiation of the acquisition; or

iii. A majority of the members of the board of directors of the Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the board who were members of the board prior to the initiation of the replacement.

For purposes of this Section 6(e), a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

amended, other than (A) the Parent, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or (C) any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

For purposes of this Section 6(e), section 318(a) of the Internal Revenue Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation section 1.83 3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

f.	Your right to receive severance pay under this Section 6 is conditioned upon (i) your signing and delivering to the Company, before any payment is due or scheduled to begin, a general release of claims, in form and substance reasonably acceptable to the Company, by which you release the Company from any claim arising from your employment by, or termination of employment with, the Company, in consideration for the payment; and (ii) your compliance with Sections 8, 9, 10 and 11 of this letter agreement. The Company shall make no payment before the general release becomes effective upon the expiration of any applicable revocation period.

g.	Although your employment may be terminated immediately by the Company at any time for any reason, if your employment is terminated by the Company other than for Cause upon less than 90 days’ prior written notice of such termination, the Company agrees to pay you that portion of your compensation attributable to the period for which the Company fails to satisfy the 90 day notice requirement described above. Any such payment of compensation in lieu of notice will be paid in accordance with the provisions of Section 6(a) or 6(b), as applicable. Any termination of employment by you for any reason shall require 90 days’ prior written notice.

h.	Notwithstanding the above, on termination of your employment (for whatever reason) you shall be entitled to receive the pro rata portion of your Base

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

Salary through the date of your termination, together with such compensation or benefits to which you may be entitled by law or under the terms of the Company’s compensation and benefit plans in effect including, without limitation, amounts owed to you for unpaid vacation leave accrued during the course of your employment with the Company.

9.	At Will Employment.

a.	This letter agreement describes the compensation and benefits that you are entitled to receive for so long as you remain employed by the Company, but is not a contract or guarantee of employment for any particular period of time. At all times you will remain an employee at will, and you and the Company are free to terminate your employment at any time for any reason.

b.	Should your employment with the Company be terminated by the Company for Cause, by you without Good Reason, or as a result of your death or permanent disability or other physical or mental incapacity, you shall be entitled to receive only the prorated portion of your Base Salary through the date of your termination of employment, together with such other compensation or benefits to which you may be entitled by law, the terms of this letter agreement, or under the terms of the Company’s compensation and benefit plans then in effect.

10.	Noncompetition.

a.	You will not without the prior written consent of the Company or the Parent during your employment either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, stockholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any Competitive Business (as defined below), or be engaged or interested in any public or private work or duties which in the reasonable opinion of the Board or the CEO, may hinder or otherwise interfere with the performance of your duties.

b.	You will not at any time in the 12 months after the termination of your employment (for whatever reason) without the written consent of the Company or the Parent:

i. on a worldwide basis directly or indirectly in any capacity (whether as principal, agent, partner, employee, stockholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any Competitive Business (as defined below); or

ii. counsel, procure, or otherwise assist any person to do any of the acts referred to in Section 8(b)(i).

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

Given that the business of the Company and the Parent is and is expected to continue to be conducted on a worldwide basis, and you will be actively involved with and intimately familiar with the business of the Company on a worldwide basis, you acknowledge and agree that more narrow geographical limitations of any nature on this noncompetition covenant (and the non-solicitation covenant below) are therefore not appropriate and would not adequately protect the Company or the Parent.

Nothing in this Section 8(b) prohibits you (whether directly or through nominees) of holding shares listed on a recognized stock exchange, provided you do not hold more than 5% of the issued capital of a company.

c.	“Competitive Business” means any business or activity which is involved in the research, development, sale, distribution and/or marketing of mechanical circulatory assist devices or other business or activities in which the Company participates or plans to participate within 12 months.

11.	Non-solicitation. During your employment with the Company and for 12 months after your termination of employment (for whatever reason), you shall not, directly or indirectly, on your own behalf or on behalf of any third party, without the express written consent of the Company or the Parent:

a.	canvass, solicit, target, induce or entice or endeavor to solicit, target, induce or entice away from the Company or the Parent, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company with which you were substantively involved during the course of your employment with the Company) of, of any of the clients, customers, vendors, suppliers or accounts, or prospective clients, customers, suppliers, vendors or accounts of the Company or the Parent that you contacted, solicited or served while employed by the Company or supplier to or in the habit of dealing with the Company or the Parent;

b.	target, recruit, solicit, hire away, or otherwise interfere with the employment relationship of, or endeavor to entice away, any employee of the Company or the Parent, or otherwise induce any such employee to cease their relationship with the Company or the Parent; or

c.	counsel, procure or otherwise assist any person to do any of the acts referred to in Section 9(a) or (b).

12.	Non-disparagement. You shall not, while employed by the Company or at any time after your termination of employment, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company or the Parent, their respective businesses or employees, officers, directors, or stockholders.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

The Company agrees that, after your termination of employment with the Company for any reason, it will refrain from making any public statements that disparage you. The Company’s obligations under this Section 9 extend only to the then-current officers and members of the Board, and only for so long as those individuals are officers or directors of the Company. Nothing herein shall be deemed to prevent you or the Company from complying with their respective legal obligations or responding to a subpoena or other court order.

13.	Indemnification. Except in the case of negligence, fraud, embezzlement or misrepresentation, the Company hereby agrees to indemnify and hold you harmless to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and to cause any parent or subsidiary of the Company (including, without limitation, the Parent) to indemnify and hold you harmless to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with the your services as an officer or director of the Company or any of its subsidiaries or affiliates, including the Parent, if in each of the foregoing cases, (i) you acted in good faith and in a manner you believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe your conduct was unlawful, and (ii) your conduct did not constitute gross negligence or willful or wanton misconduct. Without limitation of the foregoing, this paragraph shall be deemed to grant to the you the rights to indemnification provided by the Company’s and the Parent’s certificate of incorporation and by-laws, as currently constituted, regardless of any subsequent amendment or modification of the applicable provisions of such instruments, with such provisions being deemed incorporated herein by reference. The Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) reasonably incurred by you in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise, brought against you in your capacity as an officer of director of the Company or any of its subsidiaries or affiliates, including the Parent, to the fullest extent permitted under applicable law, provided you provide an undertaking pursuant to which you agree to repay all such advances if it is ultimately determined that you are not entitled to indemnification under the circumstances. Notwithstanding anything else contained in this letter agreement, the above shall not apply where the liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred by you arise as a result, directly or indirectly, of any claim or action taken against you by the Company, the Parent or any of their respective subsidiaries or affiliates.

14.	Proprietary Information. Both during and after your employment with the Company, you will treat all proprietary or other confidential information as strictly confidential. Further, you agree to sign and comply with the terms and conditions of the enclosed Proprietary Information, Confidentiality, and Inventions Assignment Agreement, which is incorporated by reference into this letter agreement. This offer of continued employment is contingent upon your signing that agreement.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

15.	Injunctive Relief: Clawback. You recognize and acknowledge that it would be difficult to ascertain the damages arising from a breach or threatened breach of the covenants set forth in Sections 8 (noncompetition), 9 (non-solicitation), 10 (non-disparagement), and 11 (proprietary information) and that any such breach or threatened breach could result in irreparable harm to the Company. You therefore agree that, notwithstanding anything in this letter agreement to the contrary, including but not limited to the forfeiture and clawback provision below, the Company shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, without prior notice to you and without the posting of a bond or other guarantee, to enforce this letter agreement. You hereby waive any and all defenses you may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity that the Company may have. The provisions of Section 12 shall survive termination of this letter agreement and/or your employment with the Company. The existence of a claim or cause of action of any kind by you against the Company shall not constitute a defense to the enforcement by the Company of the rights provided in this Section 12 and shall not be a defense to any injunction proceeding. In addition, notwithstanding anything herein to the contrary, if the Board, in its discretion, determines that you have engaged in any activity that contravenes any covenant set forth in Section 8, 9, 10 or 11, you shall forfeit any amount payable under Section 6 (severance pay), and you agree to repay the Company, within 30 days after you receive notice of the Board’s determination, any amount previously paid by the Company under Section 6.

16.	Blue Pencil; Severability. If any provision of this letter agreement is construed by a court of competent jurisdiction to be invalid or unenforceable, that construction does not affect the remainder of this agreement, which is to be given full force and effect without regard to the invalid or unenforceable provision. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

17.	Waivers. No delay or omission by the Company in exercising any right under this letter agreement operates as a waiver of that or any other right. The Company’s waiver or consent on any one occasion is effective only for that occasion and is not be construed as a bar or waiver of any right on any other occasion.

18.	Federal Employment Law. Please note that Federal law requires you to provide the Company with documentation of your identity and eligibility to work in the United States. In addition, the Company verifies the validity of social security numbers. Accordingly, this offer is further conditioned upon your providing the required documentation to the Company within three business days after your start date. A list of the required documentation will be provided during your orientation.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

19.	Prior Employers. By accepting this offer of employment, you are representing that you are not party to any agreement with any prior employer that prevents your working for the Company or that would prevent you from performing your assigned duties for the Company. You agree to respect the provisions of any confidentiality and nondisclosure agreements and obligations you may have with any prior employer.

20.	Background Check. The Company reserves the right to conduct a background check of its employees, and your employment may be conditioned on satisfactory results.

21.	Tax Withholding. The Company may withhold from any amounts payable under this letter agreement such federal, state, local or foreign income and employment taxes as shall be required to be withheld under applicable law.

22.	Section 409A Compliance. The following rules relate to section 409A of the Internal Revenue Code of 1986 and any regulations and Treasury guidance promulgated thereunder (“Section 409A”), which govern deferred compensation:

a.	This letter agreement is intended to comply with, or otherwise be exempt from, Section 409A.

b.	The Company shall undertake to administer, interpret, and construe this letter agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A.

c.	The Company and you agree to execute any and all amendments to this letter agreement permitted under applicable law, as mutually agreed in good faith, as may be necessary to ensure that this letter agreement complies with Section 409A.

d.	The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this letter agreement. The Company shall not be liable to you for any payment made under this letter agreement that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this letter agreement as an amount includible in gross income under Section 409A.

e.	For purposes of Section 409A, the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

f.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, you, as specified under this letter agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

g.	“Termination of employment,” or words of similar import, as used in this letter agreement means, for purposes of any payments under this letter agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

h.	If a payment obligation under this letter agreement arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death.

23.	Successors, Binding Agreement. This letter agreement shall not be assignable by you. This letter agreement may be assigned by the Company to any affiliate or to any other person that is a successor in interest to all or substantially all of the business operations of the Company. This letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns.

24.	Governing Law. This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

25.	Entire Agreement, Amendments. This letter agreement, including the proprietary information, confidentiality, and inventions assignment agreement incorporated herein by reference, sets forth the entire agreement between you and the Company regarding your employment with the Company and supersedes all prior agreements or other understandings, whether written or oral, express or implied, between the parties to the extent that such agreements or understandings contain provisions addressed herein. This letter agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com

*    *    *    *

To indicate your acceptance of these updated terms and conditions of your employment, please sign and return the following to me:

•	one copy of this letter, and

•	one copy of the Company’s standard Proprietary Information, Confidentiality, and Inventions Assignment Agreement, the form of which is annexed hereto as Exhibit A.

This is a great opportunity for both you and the Company, and we look forward to having you as a member of our team.

Sincerely,

HEARTWARE, INC.

By:	/s/ Doug Godshall
	Name:	Doug Godshall
	Title:	President and Chief Executive Officer

Agreed to and accepted:

/s/ Mark Strong
Name:	Mark Strong

Dated:	9-23-13

205 Newbury Street, Suite 101, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com